Exhibit 99.5
AMENDMENT 2002-2
TO THE
CIBC WORLD MARKETS INCENTIVE SAVINGS PLAN
(as amended and restated effective January 1, 1999)
     Pursuant to the authority reserved to Canadian Imperial Bank of Commerce (“CIBC”) at Section 9.01 of the CIBC World Markets Incentive Savings Plan for U.S. Employees (the “Plan”), the Plan is hereby amended in the following respects, effective January 1, 2002, except as otherwise indicated below. This amendment to the Plan is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), and to delegate certain amendment authority to the Executive Vice President, Human Resources. This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder.
1. Effective for Plan Years beginning after December 31, 2001, Section 1.20 is hereby amended by adding the following sentence at the end of that subsection:
     Effective for any Plan Year beginning after December 31, 2001, a Participant’s Section 401(a)(17) Salary will not exceed $5200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to the Plan Year that begins with or within such calendar year.
2. Section 3.01(a) is hereby revised to read as follows, effective with respect to payroll periods beginning as soon as administratively feasible after adoption of the amendment:
     (a) Before-tax Savings.
          (i) Any Employee eligible to participate in the Plan under Section 2.01 may defer Salary earned by the Employee by filing a salary reduction agreement with the Committee. The salary reduction agreement must provide that the Participant’s Salary will be reduced by any whole number percentage (at least 2%, but not to exceed 50%), subject to the following sentence. In no event will the Before-tax Savings made with respect to any payroll period, exceed 50% of such Participant’s Salary paid for such payroll period, provided that in the case of a Participant who is a Highly Compensated Employee, the percentage of the Participant’s Salary deferred for any payroll period will not exceed the percentage specified at Appendix K. The salary reduction agreement may not be effective earlier than the execution date of the Employee’s salary reduction agreement or, if later, the date the Employee enters (or reenters) the Plan as a Participant. Amounts deferred pursuant to this Section 3.01 (a) will be referred to as “Before-tax Savings”.
          (ii) For Plan Years beginning after December 31, 2001, all Participants who are eligible to make Before-tax Savings under the Plan pursuant to paragraph 3.01 (a)(i) and who have attained age 50 before the close of the Plan Year will be eligible to make, in addition to the Before-tax Savings described at Section 3.01(a)(i), “catch-up” contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code and in accordance with such additional rules as the Company may establish on a uniform and nondiscriminatory basis. Such catch-up contributions will not be taken into account for purposes of the limitations described at Section 3.01(a)(i), Section 3.02 and Appendix K and the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan will not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 410(b) and 416 of the Code, as applicable, by reason of the making of such Before-tax Savings.
3. Section 3.02 is hereby revised to read as follows effective with respect to payroll periods beginning as soon as administratively feasible after the adoption of the amendment:
     3.02 After-Tax Savings. Any Employee eligible to participate in the Plan under Section 2.01 may elect to make after-tax contributions by payroll deduction for the Employee’s own benefit in any amount equal to any whole number percentage (at least 2% but not to exceed 50%) of his Salary, subject to the following sentence. In no event will the amount of after-tax contributions made by a Participant exceed 50% of his Salary paid for such payroll period, or such smaller amount as the Committee determines in its discretion to be appropriate to assure compliance with the limitations imposed by the Code on such contributions. Amounts contributed pursuant to this Section 3.02 will be referred to as “After-tax Savings”. If the Participant elects to make both After-tax Savings and Before-tax Savings for any payroll period, the sum of such After-tax Savings and Before-tax Savings for a payroll period may not be less than 2% and, except as permitted under Section 3.01(a)(ii), may not exceed 50% of his Salary for that payroll period or such smaller amount as the Committee determines in its discretion to be appropriate to assure compliance with the limitations imposed by the Code on such contributions.
4. Effective for years beginning after December 31, 2001, Section 3.05 is hereby revised to read as follows:
     3.05 Limitation on Before-tax Savings. The amount of Before-tax Savings made on behalf of any Employee for any Plan Year will be limited so as not to exceed the “402(g) Limitation”, as set forth in Appendix C, provided that the limitations of Appendix C will not apply to catch-up Before-tax Savings made pursuant to Section 3.01(a)(ii) of the Plan and Section 414(v) of the Code.
5. Section 3.09 is hereby amended by adding the following provisions at the end thereof, effective upon the adoption of this amendment:
     The Plan will accept, subject to Committee approval, a direct rollover of an eligible rollover distribution from a qualified plan described in Section 401(a) or 403(a) of the Code, including after-tax employee contributions, an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. The Plan will also accept, subject to Committee approval, a Participant contribution of an eligible rollover distribution from a qualified plan described in Section 401(a) or 403(a) of the Code, an annuity contract described in Section 403(b) of the Code, and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. The Plan will also accept, subject to Committee approval, a Participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.
6. Subsection 6.01 (f) is hereby amended by adding the following sentence at the end thereof:
     “Within a Rollover Account, the Company will separately account for any after-tax employee contributions transferred to the Plan in a direct rollover.”
7. Effective with respect to distributions made after December 31, 2001, Section 7.02(e) is hereby amended by adding the following paragraph at the end thereof:
     Effective with respect to distributions made after December 31, 2001, an “eligible retirement plan” will include, in addition to a qualified plan under Code Section 401 (a) or 403(a), and an individual retirement annuity or account under Section 408(a) or 408(b) of the Code, an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state that agrees to separately account for amounts transferred into such plan from this Plan. The definition of “eligible retirement plan” will also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code. Any amount that is distributed on account of hardship will not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan. A portion of a distribution will not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.
8. Section 7.03 is hereby amended, effective with respect to distributions after December 31, 2001, by adding the following new subsection (e) at the end thereof:
For purposes of this Section 7.03, the value of a Participant’s vested Accounts will be determined without regard to that portion of the Accounts that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code.
9. Section 7.04 is hereby revised to read as follows:
     7.04. Distribution of Before-tax Savings Only Upon Separation from Service.
     (a) Notwithstanding any other provision of the Plan to the contrary, a Participant may not commence distribution of his Before-tax Savings Account and his Firm Matching Contributions Account and Firm Bonus Contributions Account even though his employment with CIBC and other Affiliated Employers has terrriinated, unless or until he has a “separation from service” within the meaning of Section 401(k)(2)(B) of the Internal Revenue Code. The foregoing restriction will not apply, however, if the Participant’s termination of employment occurs in connection with the sale by CIBC to an unrelated corporation of at least 85 percent of the assets of a trade or business, or the sale of its interest in a subsidiary to an unrelated entity, provided that (a) the Participant remains employed in such trade or business or by such subsidiary after the sale; (b) CIBC continues to maintain the Plan after the sale; (c) no transfer of the Participant’s Accounts occurs or is scheduled to occur after the sale to a plan of such subsidiary or of the purchaser of such assets (or any entity affiliated therewith); and (d) the Participant receives distribution of his Accounts under the Plan in a lump sum by the end of the second calendar year after the year in which the sale occurs.
     (b) Notwithstanding the foregoing, for periods after December 31, 2001, all of a Participant’s Accounts will be available for distribution on account of the Participant’s severance from employment, including distributions that are attributable to events occurring prior to January 1, 2002. However, such a distribution will be subject to the other provisions of the Plan regarding distributions, other than the provisions of subsection (a) of this Section 7.04 that require a separation from service before such amounts may be distributed. For purposes of Section 7 such severance from employment will be treated as a Termination Date.
10. Section 9.01 is hereby revised to read as follows effective upon the adoption of this amendment:
     9.01 Amendment by Employer. CIBC has the right in its sole discretion at any time and from time to time to amend this Plan in any manner it deems necessary or advisable. In addition, the Executive Vice President, Human Resources has the authority to adopt amendments to the Plan that he/she determines to be necessary or desirable (i) to maintain the Plan’s continued qualification or as otherwise required by applicable law; or (ii) to make design changes in any Plan Year with a cost to CIBC that is not material.
     No amendment may authorize or permit any of the Trust Fund (other than the part which is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates. An amendment (including a restatement) may not decrease a Participant’s benefit, and may not reduce or eliminate benefits protected under Code Section 41l(d)(6) determined immediately prior to the effective date of the amendment. No amendment may cause or permit any portion of the Trust Fund to revert to or become property of CIBC. CIBC also may not adopt any amendment which affects the rights, duties or responsibilities of the Trustee, the Administrator or any member of the Committee without the written consent of the affected Trustee, the Administrator or the affected member of the Committee.
     CIBC must make all amendments in writing. Each amendment must state the date to which it is either retroactively or prospectively effective.
11. Effective for Plan Years beginning after December 31, 2001, the first sentence of Section B.1 of Appendix B is hereby replaced by the following two sentences:

     B.1 Limitation on Annual Additions. Except to the extent permitted under Section 3.01(a)(ii) of the Plan and Section 414(v) of the Code, and notwithstanding any other provision of the Plan to the contrary, a Participant’s Annual Additions (as defined below) for any Plan Year will not exceed an amount equal to the lesser of:
     (a) $40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code; or
     (b) 100 percent of the Participant’s Section 415 Compensation for that Plan Year, calculated as if each Section 415 Affiliate (defined below) were an Affiliated Employer;
reduced by any Annual Additions for the Participant for the Plan Year under any other defined contribution plan of CIBC, an Affiliated Employer or a Section 415 Affiliate, provided that, if any other such plan has a similar provision, the reduction will be pro rata. The compensation limit referred to in (b), above, will not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or 419A(f)(2) of the Code) which is otherwise treated as an annual addition.
12. Section C.1 of Appendix C is hereby revised to read as follows:
     C. 1 General. No Participant shall be permitted to have elective deferrals made under this Plan, or any other qualified plan maintained by CIBC (or any Affiliated Employer) during the taxable year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year, except to the extent permitted under Section 3.01(a)(ii) of the Plan and Section 414(v) of the Code, if applicable. The provisions of Sections C.2, C.3, C.4 and C.5 of this Appendix C shall have no application to amounts permitted to be contributed under Plan Section 3.01(a)(ii) and Section 414(v) of the Code.
13. Section C.5 of Appendix C is hereby revised to read as follow:
     C.5 Monitoring. If the Committee recognizes that Before-tax Savings for a given month would cause a Participant to exceed the annual limitation on Before-tax Savings imposed by Code Section 402(g) before the Before-tax Savings are contributed to the Plan, the Committee will use its best efforts in accordance with the Participant’s election to convert all subsequent Before-tax Savings to After-tax Savings for the balance of the Plan Year. Otherwise, the excess will be paid to the Participant in cash.
14. Effective for Plan Years beginning after December 31, 2001, Section E.8 of Appendix E is hereby deleted
15. Section F.3 of Appendix F is hereby revised to read as follows, effective for periods after December 31, 2001, including for hardship withdrawals taken before January 1, 2002:
     F.3 RESTRICTIONS. The withdrawal must also be necessary to satisfy the immediate and heavy financial need of the Participant, and will be so deemed if all of the following requirements are satisfied:

          (i) the Participant represents that the withdrawal is not in excess of the amount of an immediate and heavy financial need (taking into account any applicable income or penalty taxes resulting from the withdrawal);
          (ii) the Participant has obtained all distributions (other than hardship withdrawals under this Appendix F) and all nontaxable loans currently available under the Plan and all other plans maintained by the Affiliated Employers; and
          (iii) Notwithstanding any other provisions of the Plan, Before-tax, After-tax and Matching Contributions by or on behalf of the Participant will be suspended for a period of 6 months after the Participant makes a Hardship withdrawal under this Appendix F, and the Participant will be prohibited from making any contributions for the same period to any other deferred compensation plan of CIBC or an Affiliated Employer (whether or not qualified).
16. Effective for Plan Years beginning after December 31, 2001, the following subsection H.5 is added to Appendix H:
     H.5 EGTRRA Provisions. Effective for Plan Years beginning after December 31, 2001, the following provisions will apply for purposes of determining whether the Plan is a top-heavy plan, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code:
     (a) Key employee. Key employee means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Employer having annual Compensation greater than $130,000 (as adjusted under Section 416(i)(l) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1- percent owner of the Employer having annual compensation of more than $150,000. For this purpose, annual compensation means Compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with Section 416(i)(l) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.
     (b) Matching Contributions. Employer matching contributions will be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence will apply with respect to Employer Contributions that are matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement will be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements will be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.
     (c) Minimum Benefits for Employees Also Covered Under Another Plan. If a Participant is also a Participant in the CIBC World Markets Retirement Plan for U.S. Employees (“Retirement Plan”), the top-heavy minimum benefit requirement, if any, applicable to such Participant will be provided under the Retirement Plan.

     IN WITNESS WHERE OF, the undersigned has executed this amendment on behalf of the Company this 24th day of October, 2002.

/s/ Joyce M. Phillips

Joyce M. Phillips

APPENDIX K
CIBC WORLD MARKETS INCENTIVE SAVINGS PLAN
FOR U.S. EMPLOYEES
Before-tax Savings Contribution Limitation
for Highly Compensated Employees
     K- l. Application. This Appendix K to the CIBC World Markets Incentive Savings Plan for U.S. Employees (the “Plan”) describes the limitation on Before-tax Savings that may be made to the Plan by Highly Compensated Employees pursuant to paragraph 3.01(a)(i) of the Plan.
     K- 2 Limitation. Subject to the provisions of paragraph 3.01(a)(ii), and such additional rules as the Committee from time to time may establish on a uniform and nondiscriminatory basis, for any payroll period, a Participant may not elect under paragraph 3.01(a)(i) to have his Salary for any payroll period reduced by more than 50 percent.
Appendix K

RESOLUTION
OF
THE MANAGEMENT RESOURCES AND
COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS OF
CANADIAN IMPERIAL BANK OF COMMERCE
     WHEREAS, Canadian Imperial Bank of Commerce (the “Company”) and its affiliates maintain (i) the CIBC World Markets Retirement Plan for U.S. Employees and the CIBC World Markets Incentive Savings Plan for U.S. Employees (the “CIBC 401(k) Plan”), and (ii) the Oppenheimer Past Service Benefit Plan and the CIBC Oppenheimer 401(k) Capital Accumulation Plan, which were each frozen (the “frozen plans”) (the four plans described in the foregoing clauses are collectively referred to as the “Plans”);
     WHEREAS, the Plans (including the frozen plans), must be amended to comply with the Economic Growth and Tax Relief Reconciliation Act (“EGTRRA”);
     WHEREAS, the Management Resources and Compensation Committee of the Company has been delegated the authority to amend the Plans maintained by CIBC and its affiliates;
     NOW, THEREFORE, the following amendments to the Plans are adopted in the form attached hereto:
•	Amendment 2002-2 to the CIBC World Markets Retirement Plan for U.S. Employees;

•	Amendment 2002-2 to the CIBC World Markets Incentive Savings Plan for U.S. Employees;

•	Amendment 2002-2 to the Oppenheimer Past Service Benefit Plan; and

•	Amendment 2002-2 to the CIBC Oppenheimer 401(k) Capital Accumulation Plan.